Form 10-K/A, Exhibit 13
period 1995-12-31
AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP
filed 1996-04-09
CIK 808515

              AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP

                    INDEX TO ANNUAL REPORT TO THE PARTNERS

                                                                          Page
                                                                          ----
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

        For each of the five years in the period ended December 31, 1995:


      Summary of
      Operations                      1995               1994               1993                1992               1991
- ----------------------           -------------      -------------       -------------      -------------      -------------
Lease revenue                    $     759,978      $   1,559,404       $   2,455,320      $   2,797,390      $   3,821,984

Net income (loss)                $       2,905      $     553,031       $     548,926      $    (516,438)     $      13,951

Per Unit:
   Net income (loss)             $          --      $        0.71       $        0.70      $       (0.66)     $        0.02

   Cash distributions            $        1.12      $        2.00       $        2.00      $        2.25      $        4.00


      Financial
      Position
- ----------------------
Total assets                     $   3,255,373      $   4,706,805       $   6,209,042      $   8,012,646      $  11,935,050

Total long-term
   obligations                   $      27,614      $     372,398       $     775,058      $   1,508,185      $   2,876,953

Partners' capital                $   3,014,738      $   3,891,526       $   4,902,394      $   5,917,367      $   8,193,191


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                Year ended December 31, 1995 compared to the year
          ended December 31, 1994 and the year ended December 31, 1994 compared to the year ended December 31, 1993


Overview
- --------

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

Results of Operations
- ---------------------

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

Liquidity and Capital Resources and Discussion of Cash Flows
- ------------------------------------------------------------

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

                        REPORT OF INDEPENDENT AUDITORS
                        ------------------------------

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





                                                    /s/ ERNST & YOUNG LLP
                                                    ERNST & YOUNG LLP




Boston, Massachusetts
March 12, 1996

              AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP

                        STATEMENT OF FINANCIAL POSITION
                          December 31, 1995 and 1994



                                                                                1995                               1994
                                                                           -------------                      -------------
ASSETS
- ------
Cash and cash equivalents                                                   $    763,103                       $    837,988

Rents receivable, net of allowance
     for doubtful accounts of $20,000 and $50,000
     at December 31, 1995 and 1994, respectively                                  11,190                            258,991

Accounts receivable - affiliate                                                   28,196                            134,703

Equipment at cost, net of accumulated
     depreciation of $5,067,104 and $6,662,559
     at December 31, 1995 and 1994, respectively                               2,452,884                          3,475,123
                                                                            ------------                       ------------

         Total assets                                                       $  3,255,373                       $  4,706,805
                                                                            ============                       ============


LIABILITIES AND PARTNERS' CAPITAL
- ---------------------------------
Notes payable                                                               $     27,614                       $    372,398
Accrued interest                                                                     148                             11,861
Accrued liabilities                                                               21,914                             17,414
Accrued liabilities - affiliate                                                   15,007                              1,949
Deferred rental income                                                            29,337                             20,682
Cash distributions payable to partners                                           146,615                            390,975
                                                                            ------------                       ------------
         Total liabilities                                                       240,635                            815,279
                                                                            ------------                       ------------
Partners' capital (deficit):
     General Partners                                                           (139,770)                          (131,002)
     Limited Partnership Interests (774,130
     Units; initial purchase price of $25 each)                                3,154,508                          4,022,528
                                                                            ------------                       ------------

         Total partners' capital                                               3,014,738                          3,891,526
                                                                            ------------                       ------------
         Total liabilities and partners' capital                            $  3,255,373                       $  4,706,805
                                                                            ============                       ============


                   The accompanying notes are an integral part
                         of these financial statements.

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP

                             STATEMENT OF OPERATIONS
              for the years ended December 31, 1995, 1994 and 1993



                                                              1995                      1994                       1993
                                                          -------------            --------------             -------------
Income:

     Lease revenue                                        $     759,978             $   1,559,404             $   2,455,320

     Interest income                                             43,608                    37,810                    25,167

     Gain on sale of equipment                                  358,128                   325,112                   348,313
                                                          -------------            --------------             -------------
         Total income                                         1,161,714                 1,922,326                 2,828,800
                                                          -------------            --------------             -------------

Expenses:

     Depreciation                                               441,939                 1,146,582                 2,007,019

     Write-down of equipment                                    580,300                        --                        --

     Interest expense                                             3,627                    26,254                    71,913

     Interest expense - affiliate                                    --                     2,955                        --

     Equipment management fees - affiliate                       37,999                    77,970                   122,766

     Operating expenses - affiliate                              94,944                   115,534                    78,176
                                                          -------------            --------------             -------------
         Total expenses                                       1,158,809                 1,369,295                 2,279,874
                                                          -------------            --------------             -------------

Net income                                                $       2,905            $      553,031             $     548,926
                                                          =============            ==============             =============

Net income
     per limited partnership unit                         $          --            $         0.71             $        0.70
                                                          =============            ==============             =============
Cash distributions declared
     per limited partnership unit                         $        1.12            $         2.00             $        2.00
                                                          =============            ==============             =============

                   The accompanying notes are an integral part
                         of these financial statements.

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP


                    STATEMENT OF CHANGES IN PARTNERS' CAPITAL
              for the years ended December 31, 1995, 1994 and 1993


                                                  General                     Recognized Owners
                                                  Partners              ---------------------------
                                                   Amount                 Units            Amount                  Total
                                               ------------             --------        -----------             -----------
Balance at December 31, 1992                   $  (110,743)              774,130        $ 6,028,110             $ 5,917,367

Net income - 1993                                    5,489                    --            543,437                 548,926

Cash distributions declared                        (15,639)                   --         (1,548,260)             (1,563,899)
                                               ------------             --------        -----------             -----------

Balance at December 31, 1993                      (120,893)              774,130          5,023,287               4,902,394

Net income - 1994                                    5,530                    --            547,501                 553,031

Cash distributions declared                        (15,639)                   --         (1,548,260)             (1,563,899)
                                               ------------             --------        -----------             -----------

Balance at December 31, 1994                      (131,002)              774,130          4,022,528               3,891,526

Net income - 1995                                       29                    --              2,876                   2,905

Cash distributions declared                         (8,797)                   --           (870,896)               (879,693)
                                               ------------             --------        -----------             -----------

Balance at December 31, 1995                   $  (139,770)              774,130        $ 3,154,508             $ 3,014,738
                                               ===========              ========        ===========             ===========


                   The accompanying notes are an integral part
                         of these financial statements.

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP

                             STATEMENT OF CASH FLOWS
              for the years ended December 31, 1995, 1994 and 1993


                                                               1995                      1994                       1993
                                                          -------------             -------------             -------------
Cash flows from (used in) operating activities:
Net income                                                $       2,905             $     553,031             $     548,926

Adjustments to reconcile net income
  to net cash from operating activities:
         Depreciation                                           441,939                 1,146,582                 2,007,019
         Write-down of equipment                                580,300                        --                        --
         Gain on sale of equipment                             (358,128)                 (325,112)                 (348,313)
         Decrease in allowance for doubtful accounts            (30,000)                       --                   (25,000)

Changes in assets and liabilities:
     Decrease (increase) in:
         rents receivable                                       277,801                    53,853                   140,622
         accounts receivable - affiliate                        106,507                   (39,488)                  198,552
     Increase (decrease) in:
         accrued interest                                       (11,713)                  (26,569)                  (30,116)
         accrued liabilities                                      4,500                   (46,086)                   (8,000)
         accrued liabilities - affiliate                         13,058                   (10,486)                  (16,614)
         deferred rental income                                   8,655                    (5,568)                     (774)
                                                          -------------             -------------             -------------

         Net cash from operating activities                   1,035,824                 1,300,157                 2,466,302
                                                          -------------             -------------             -------------

Cash flows from (used in) investing activities:
     Purchase of equipment                                           --                   (12,620)                       --
     Proceeds from equipment sales                              358,128                   328,523                   521,030
                                                          -------------             -------------             -------------

         Net cash from investing activities                     358,128                   315,903                   521,030
                                                          -------------             -------------             -------------

Cash flows from (used in) financing activities:
     Proceeds from notes payable                                     --                        --                   179,813
     Principal payments - notes payable                        (344,784)                 (402,660)                 (912,940)
     Distributions paid                                      (1,124,053)               (1,563,899)               (1,563,899)
                                                          -------------             -------------             -------------

         Net cash used in financing activities               (1,468,837)               (1,966,559)               (2,297,026)
                                                          -------------             -------------             -------------
Net increase (decrease) in cash
     and cash equivalents                                       (74,885)                 (350,499)                  690,306

Cash and cash equivalents at beginning of year                  837,988                 1,188,487                   498,181
                                                          -------------             -------------             -------------
Cash and cash equivalents at end of year                  $     763,103             $     837,988             $   1,188,487
                                                          =============             =============             =============

Supplemental disclosure of cash flow information:
     Cash paid during the year for interest               $      15,340             $      55,778             $     102,029
                                                          =============             =============             =============

                   The accompanying notes are an integral part
                         of these financial statements.

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                               December 31, 1995



NOTE 1 - ORGANIZATION AND PARTNERSHIP MATTERS
- ---------------------------------------------

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

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- ---------------------------------------------------

Statement of Cash Flows
- -----------------------

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

Revenue Recognition
- -------------------

        Rents are payable to the Partnership monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $979,127 are due as follows:


        For the year ending December 31, 1996              $    486,996
                                         1997                   347,281
                                         1998                    70,766
                                         1999                    42,334
                                         2000                    31,750
                                                           ------------
                                         Total             $    979,127
                                                           ============

        Revenue from major individual lessees which accounted for 10% or more of lease revenue during the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                              1995                      1994                       1993
                                                          -------------             -------------             -------------
Northwest Airlines, Inc.                                  $     276,941             $     339,581             $     402,458
ING Aviation Leasing                                      $     135,942                        --                        --
Marriott Corporation                                                 --             $     187,762             $     249,378
Equicor, Incorporated                                                --             $     187,196                        --
Bally's Health and Tennis Corporation                                --             $     185,940             $     444,726
Healthcare Financial Services, Inc.                                  --                        --             $     428,048

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

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


Use of Estimates
- ----------------

        The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Equipment on Lease
- ------------------

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

Depreciation
- ------------

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

Allocation of Profits and Losses
- --------------------------------

        For financial statement purposes, net income or loss is allocated to each Partner according to their respective ownership percentages (99% to the Recognized Owners and 1% to the General Partners). See Note 6 concerning allocation of income or loss for income tax purposes.

              AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP
                       Notes to the Financial Statements

                                  (Continued)


Net Income and Cash Distributions Per Unit
- ------------------------------------------

        Net income and cash distributions per Unit are based on 774,130 Units outstanding during each of the three years in the period ended December 31, 1995 and computed after allocation of the General Partners' 1% share of net income and cash distributions.

Accrued Liabilities - Affiliate
- -------------------------------

        Unpaid operating expenses paid by AFG on behalf of the Partnership are reported as Accrued Liabilities - Affiliate. (See Note 4.)

Provision for Income Taxes
- --------------------------

        No provision or benefit from income taxes is included in the accompanying financial statements. The Partners are responsible for reporting their proportionate shares of the Partnership's taxable income or loss and other tax attributes on their tax returns.

Impact of Recently Issued Accounting Standards
- ----------------------------------------------

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

NOTE 3 - EQUIPMENT
- ------------------

        The following is a summary of equipment owned by the Partnership at December 31, 1995. In the opinion of AFG, the acquisition cost of the equipment did not exceed its fair market value.

                                              Lease
                                               Term              Equipment
        Equipment Type                       (Months)             at Cost                        Location
- ---------------------------                 ---------         -------------         ------------------------------
Aircraft                                       36-108         $   5,665,903         MN/Foreign
Materials handling                               1-84               479,664         CA/FL/LA/MI/NC/OR/TX/WI
Retail store fixtures                            1-84               341,058         IN
Locomotives                                     57-60               273,767         GA/MI/MO/OH/OK
Communications                                  36-84               246,374         CT/MA/ME/NH/NJ/NY/PA/RI/VA/VT
Manufacturing                                      60               195,271         CA
Medical                                            58               162,007         LA
Computers & peripherals                          1-60               148,665         MI/PA
Furniture & fixtures                            17-84                 7,279         CA
                                                              -------------

                                Total equipment cost              7,519,988

                             Accumulated depreciation            (5,067,104)
                                                              -------------
          Equipment, net of accumulated depreciation          $   2,452,884
                                                              =============


               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


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


NOTE 4 - RELATED PARTY TRANSACTIONS
- -----------------------------------

        All operating expenses incurred by the Partnership are paid by AFG on behalf of the Partnership and AFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during each of the three years in the period ended December 31, 1995, which were paid or accrued by the Partnership to AFG or its Affiliates, are as follows:


                                                               1995                      1994                      1993
                                                          -------------             -------------             -------------
Equipment management fees                                 $      37,999             $      77,970             $     122,766
Interest expense - affiliate                                         --                     2,955                        --
Administrative charges                                           20,052                    12,000                    14,955
Reimbursable operating expenses
     due to third parties                                        74,892                   103,534                    63,221
                                                          -------------             -------------             -------------
                                Total                     $     132,943             $     196,459             $     200,942
                                                          =============             =============             =============

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

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


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


NOTE 5 - NOTES PAYABLE
- ----------------------

        Notes payable at December 31, 1995, consisted of an installment note of $27,614 payable to a bank. The installment note is non-recourse, with an interest rate of 7.13% and is collateralized by the equipment and assignment of related lease payments. The installment note will be fully amortized by non-cancelable rents.

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)

        The annual maturities of the installment note payable are as follows:

        For the year ending December 31, 1996             $     25,390
                                         1997                    2,224
                                                          ------------

                                         Total            $     27,614
                                                          ============

NOTE 6 - INCOME TAXES
- ---------------------

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


        The following is a reconciliation between net income reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995, 1994 and 1993:


                                                               1995                      1994                      1993
                                                          -------------             -------------             -------------
Net income                                                $       2,905             $     553,031             $     548,926
     Financial statement depreciation in
         excess of tax depreciation                             206,107                   533,415                 1,212,187
     Write-down of equipment                                    580,300                        --                        --
     Prepaid rental income                                        8,655                    (5,568)                     (774)
     Other                                                      (30,000)                  (76,370)                   47,884
                                                          -------------             -------------             -------------
Net income for federal income tax
     reporting purposes                                   $     767,967             $   1,004,508             $   1,808,223
                                                          =============             =============             =============


        The following is a reconciliation between partners' capital reported for financial statement and federal income tax reporting purposes for the years ended December 31, 1995 and 1994:

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)


                                                                           1995                               1994
                                                                       ------------                       ------------
Partners' capital                                                      $  3,014,738                       $  3,891,526

     Add back selling commissions and
         organization and offering costs                                    818,141                            818,141

     Financial statement distributions in excess
         of tax distributions                                                 1,466                              3,910

     Cumulative difference between federal income
         tax and financial statement income (loss)                       (1,554,440)                        (2,319,502)
                                                                       ------------                       ------------

Partners' capital for federal income tax
     reporting purposes                                                $  2,279,905                       $  2,394,075
                                                                       ============                       ============

        Financial statement distributions in excess of tax distributions and cumulative difference between federal income tax and financial statement income
(loss) represent timing differences.


NOTE 7 - LEGAL PROCEEDINGS
- --------------------------

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

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP
                        Notes to the Financial Statements

                                   (Continued)



NOTE 8 - SUBSEQUENT EVENT
- -------------------------

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

      The following is a summary of cash excess associated with equipment dispositions occurring in the years ended December 31, 1995, 1994 and 1993.



                                                              1995                      1994                       1993
                                                          -------------             -------------            --------------
Rents earned prior to disposal of
     equipment, net of interest charges                   $   2,438,614             $   3,575,224            $    4,573,586

Sale proceeds realized upon disposition
     of equipment                                               358,128                   328,523                   521,030
                                                          -------------             -------------            --------------
Total cash generated from rents and
     equipment sale proceeds                                  2,796,742                 3,903,747                 5,094,616

Original acquisition cost of
     equipment disposed                                       2,617,694                 3,238,512                 4,724,006
                                                          -------------            --------------            --------------
Excess of total cash generated to
     cost of equipment disposed                           $     179,048            $      665,235            $      370,610
                                                          =============            ==============            ==============

               AMERICAN INCOME PARTNERS III-C LIMITED PARTNERSHIP

            STATEMENT OF CASH AND DISTRIBUTABLE CASH FROM OPERATIONS,
                             SALES AND REFINANCINGS

                      for the year ended December 31, 1995


                                                                                     Sales and
                                                          Operations               Refinancings                  Total
                                                       ----------------           --------------            ---------------
Net income    (loss)                                   $       (355,223)          $       358,128           $         2,905

Add back:
     Depreciation                                               441,939                        --                   441,939
     Write-down of equipment                                    580,300                        --                   580,300
     Management fees                                             37,999                        --                    37,999
     Decrease in allowance for doubtful accounts                (30,000)                       --                   (30,000)

Less:
     Principal reduction of notes payable                      (344,784)                       --                  (344,784)
                                                       ----------------           ---------------           ---------------
     Cash from operations, sales
         and refinancings                                       330,231                   358,128                   688,359

Less:
     Management fees                                            (37,999)                       --                   (37,999)
                                                       ----------------           ---------------           ---------------
     Distributable cash from operations, sales
         and refinancings                                       292,232                   358,128                   650,360

Other sources and uses of cash:
     Cash at beginning of year                                  837,988                        --                   837,988
     Net change in receivables and accruals                     398,808                        --                   398,808

Less:
     Cash distributions paid                                   (765,925)                 (358,128)               (1,124,053)
                                                       ----------------           ---------------           ---------------
Cash at end of year                                    $        763,103                        --           $       763,103
                                                       ================           ===============           ===============

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